Exhibit (d)(ii)

                        AGREEMENT AND PLAN OF MERGER

      AGREEMENT AND PLAN OF MERGER ("Agreement"), dated as of April 3, 2003, by and among Henley Limited Partnership, a Delaware limited partnership ("Henley"), Castle Creek Partners, L.P., a Delaware limited partnership ("Castle Creek"), BCLP GP, Inc., a Delaware corporation and general partner of Henley ("BCLP GP"), and HenleyCo, Inc. ("HenleyCo"), a Delaware corporation. Henley and HenleyCo are sometimes referred to herein individually as a "Constituent Entity" and collectively as the "Constituent Entities."

                            W I T N E S S E T H:

      WHEREAS, the boards of directors of HenleyCo and BCLP GP deem it advisable, fair to and in the best interests of each of the Constituent Entities and their equity holders that HenleyCo be merged with and into Henley, with Henley surviving (hereinafter, in such capacity, sometimes referred to as the "Surviving Entity"), as permitted by Section 263 of the Delaware General Corporation Law ("DGCL") and Section 17-211 of the Delaware Revised Uniform Limited Partnership Act ("DRULPA") on the terms and conditions set forth in this Agreement (the "Merger");

      WHEREAS, each of the boards of directors of HenleyCo, BCLP GP and the general partner of Castle Creek has approved this Agreement and the transactions contemplated hereby;

      WHEREAS, the stockholders of HenleyCo have approved this Agreement and the transactions contemplated hereby, and approval of the limited partners of Henley is not required.

      NOW THEREFORE, the parties hereto have agreed as follows:

                                  ARTICLE I

                               PLAN OF MERGER

      1.01. Plan Adopted. A plan of merger of each of the Constituent Entities pursuant to the provisions of Section 263(c) of the DGCL and
Section 17-211(c) of the DRULPA is adopted as follows:

            (a) The Merger. At the Effective Time, as hereinafter defined, HenleyCo shall be merged with and into Henley.

            (b) Surviving Entity. The Surviving Entity in the Merger shall be Henley and the name of Surviving Entity shall be Henley Limited Partnership.

            (c) Effects of the Merger. At the Effective Time, the separate existence of HenleyCo shall cease, and Surviving Entity shall succeed, without other transfer, to all the rights and property of HenleyCo and shall be subject to all the debts and liabilities of HenleyCo as provided in Section 263 of the DGCL and Section 17-211 of the DRULPA.

            (d) Conversion of HenleyCo Shares. At the Effective Time the shares of common stock of HenleyCo that are issued and outstanding immediately prior to the Effective Time (the "Shares") shall be automatically converted by virtue of the Merger, and without any action on the part of the holder thereof, as follows:

                  (i) the Shares held by Castle Creek (which represent 99% of the outstanding Shares) shall be converted into a limited partnership interest of Henley that shall represent 99% of the outstanding equity of Henley; and

                  (ii) the Shares held by BCLP GP (which represent 1% of the outstanding Shares) shall be converted into a general partnership interest of Henley that shall represent 1% of the outstanding equity of Henley.

            (e)   Conversion of Henley Interests.  At the Effective Time:

                  (i) Each unit representing limited partnership interests of Henley (a "Unit") that is issued and outstanding immediately prior to the Effective Time, other than Units held by Castle Creek or Units held in Henley's treasury (the "Public Units") shall be automatically converted by virtue of the Merger, and without any action on the part of the holder thereof, into the nontransferable right to receive the Merger Consideration as hereinafter defined, to be paid following the surrender of any such Units for payment as set forth in Section 1.02.

                  (ii) Each Unit held by Castle Creek immediately prior to the Effective Time shall be canceled in the Merger and shall cease to exist as a result thereof and shall not be converted into or entitled to receive the Merger Consideration or any other consideration.

                  (iii) BCLP GP's general partnership interest in Henley shall be canceled in the Merger and shall cease to exist as a result thereof and shall not be converted into or entitled to receive the Merger Consideration or any other consideration.

                  (iv) Each Unit held in the treasury of Henley immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of Henley, be canceled, retired and cease to exist and no payment shall be made with respect thereto.

            (f) Merger Consideration. The Merger Consideration in respect of each former Public Unit shall consist of (A) an initial payment of $27.00 in cash, without interest thereon (the "Initial Merger Consideration"), plus (B) one or more possible additional cash payments (the "Residual Consideration"), without interest thereon, of the Proportionate Share (as hereinafter defined) of the Remaining Residual Consideration Assets (as hereinafter defined), if any.

                  (i) Proportionate Share. The Proportionate Share in respect of each former Public Unit shall be a fraction equal to (A) 0.99 (reflecting the 99% aggregate pre-Merger equity ownership of Unitholders in Henley) multiplied by (B) the quotient obtained when 1.0 is divided by 2,703,664 (the total number of Units outstanding (and not held in treasury) at the time of the Merger).

                  (ii)  Remaining Residual Consideration Assets.

                        (A) The Remaining Residual Consideration Assets shall consist of the Residual Consideration Assets (as hereinafter defined), if any, that remain after payment of, or provision for, taxes, expenses, liabilities, claims and contingencies that relate to or arise out of (x) Henley's pre-Merger operations, (y) this Agreement and the transactions contemplated by this Agreement, including the Merger, or (z) the Residual Consideration Assets.

                        (B) The Residual Consideration Assets shall consist of all of the assets of Henley after the Merger (and earnings thereon) except for (I) an amount equal to the aggregate Initial Merger Consideration, which shall be paid to holders of Public Units in exchange for Certificates (as hereinafter defined) as set forth in this Agreement,
(II) an amount equal to $27.00 for each Unit held by Castle Creek immediately before the Merger (or approximately $18,292,500) and earnings thereon, and (III) an amount representing BCLP GP's one percent general partnership interest in Henley with respect to the Initial Merger Consideration (or approximately $737,362) or earnings thereon.

                  (iii) Rounding. Residual Consideration calculations shall be rounded to the nearest cent.

                  (iv) Example of Residual Consideration Calculation. By way of example, if the Remaining Residual Consideration Assets total $1.0 million, the Residual Consideration in respect of each former Public Unit will be approximately $0.36616976, calculated as follows:

   0.99 multiplied by (1.0 divided by 2,703,664) multiplied by $1,000,000 which equals

           approximately $0.36616976 per Public Unit formerly held

Accordingly, as illustrative examples assuming Remaining Residual Consideration Assets of $1.0 million, a former holder of 1,000 Public Units would receive $366.17 in Residual Consideration, and a former holder of 1 Public Unit would receive $0.37 in Residual Consideration. The actual amount of Remaining Residual Consideration Assets may not be $1.0 million.

                  (v) Payment of Residual Consideration. The timing of the payment of the Residual Consideration, if any, shall be in the discretion of BCLP GP. Residual Consideration shall not be paid to any holder who has not previously surrendered its Certificates in accordance with Section 1.02 hereof.

            (g) No Appraisal Rights. Unitholders shall not be entitled to appraisal rights.

            (h) Withholding Tax. The right of any former holder of a Public Unit to receive Merger Consideration shall be subject to and reduced by the amount of any required tax withholding obligation.

      1.02. Exchange of Certificates.

            (a) Paying Agent. Before the Effective Time, Henley shall designate a paying agent in the Merger (the "Paying Agent"). Henley shall deposit with the Paying Agent in separate trust for holders of the Certificates (as hereinafter defined) immediately available funds in an amount sufficient for the payment of the aggregate Initial Merger Consideration upon surrender of Certificates representing Public Units converted pursuant to Section 1.01(e) hereof (it being understood that any and all interest earned on funds made available to the Paying Agent pursuant to this Agreement shall be turned over to Surviving Entity).

            (b)   Exchange Procedure.

                  (i) After the Effective Time, Surviving Entity shall cause to be mailed to each holder of record of a certificate or certificates that immediately prior to the Effective Time represented
Public Units (the "Certificates"), (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent and shall be in a form and have other such provisions as Surviving Entity may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate for cancellation to the Paying Agent or to such other agent or agents as may be appointed by Surviving Entity, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Paying Agent, the holder of such Certificate shall be entitled to receive in exchange therefor, and the Paying Agent shall pay pursuant to instructions given by Surviving Entity, the Initial Merger Consideration for each Public Unit formerly evidenced by such Certificate. All Certificates surrendered for payment hereunder shall thereupon be canceled. Until surrendered as contemplated by this Section 1.02(b), each Certificate shall be deemed at any time after the Effective Time to represent only the nontransferable right to receive upon such surrender the Merger Consideration into which the Public Units theretofore represented by such Certificate shall have been converted pursuant to Section 1.01(e) hereof. No interest will be paid or will accrue on the cash payable upon the surrender of any Certificate.

                  (ii) Upon the determination of BCLP GP that Residual Consideration is to be paid to former holders of Public Units, Surviving Entity shall make arrangements to pay Residual Merger Consideration to holders whose Certificates formerly evidencing Public Units previously were surrendered pursuant to Section 1.20(b) (it being understood that any and all interest earned on Residual Consideration funds after such arrangements are made shall be turned over to Surviving Entity).

            (c) Record Date; Unit Transfer Books. BCLP GP shall set a record date with respect to the Merger and shall instruct its transfer agent to close the transfer books of Henley at the close of business on such record date; thereafter, there shall be no further registration of transfers of Units. If, after the Effective Time, Certificates are presented to Surviving Entity or the Paying Agent for any reason, they shall be canceled and shall be exchanged for Merger Consideration upon receipt of applicable documentation and otherwise as provided in this Article I. Merger Consideration paid upon the surrender of Certificates in accordance with terms of this Article I shall be deemed to have been paid in full satisfaction of all rights pertaining to the Units theretofore represented by such Certificates.

            (d) No Further Ownership Rights in Henley; No Transfer or Assignment. At the Effective Time, each Public Unit shall be converted into the nontransferable right to receive Merger Consideration as provided in Section 1.01(e). Each holder of Public Units shall, at the Effective Time, cease to have any rights with respect to such Public Units, except the right to receive Merger Consideration. Merger Consideration paid pursuant to Section 1.01(f) shall be deemed to have been issued in full satisfaction of all rights pertaining to the Units converted in the Merger in accordance with Section 1.01(e). The right to receive Merger Consideration pursuant to this Agreement may not be transferred or assigned.

            (e) Return of Merger Consideration Funds. Any funds made available to the Paying Agent for payment as Merger Consideration that remain undistributed on the one-year anniversary of the Effective Time shall be delivered to Henley, upon demand, and any former holder of Public Units shall thereafter look only to Henley for payment of their Merger Consideration.

            (f) No Liability; No Escheat of Remaining Funds. Neither Henley, HenleyCo, nor the Paying Agent will be liable to any person in respect of any cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificates have not been surrendered on or before the three-year anniversary of the Effective Time (or immediately before such earlier date on which any payment pursuant to this Agreement would otherwise escheat to or become the property of any government entity pursuant to any applicable abandoned property, escheat or similar law), the Merger Consideration in respect of such Certificate will, unless otherwise provided by applicable law, become the property of the Surviving Entity free and clear of all claims or interest of any person previously entitled thereto.

      1.03. Effective Time. The effective time and date of the Merger, herein referred to as the "Effective Time," shall be the time at which an appropriate Certificate of Merger relating to the Merger is filed in the office of the Secretary of State of the State of Delaware in accordance with the provisions of Section 263 of the DGCL and Section 17-211 of the DRULPA, or such later time as is agreed to by Henley and HenleyCo and stated in such Certificate of Merger (substantially in the form attached hereto as Exhibit A).

                                 ARTICLE II

                        LIMITED PARTNERSHIP AGREEMENT

      2.01. Surviving Entity Limited Partnership Agreement. The limited partnership agreement of Henley shall be the limited partnership agreement of Surviving Entity at the Effective Time.

                                 ARTICLE III

                        GENERAL PARTNER AND OFFICERS

      3.01. General Partner. BCLP GP shall be the general partner of Surviving Entity.

      3.02. Officers. The officers of Surviving Entity shall be the officers of Henley immediately prior to the Effective Time of the Merger.

                                 ARTICLE IV

                          CONDITIONS TO THE MERGER

      4.01 Conditions to the Merger. The obligations of the Constituent Entities to consummate the Merger are subject to satisfaction of the following conditions:

            (a) no court or governmental entity of competent jurisdiction shall have enacted, issued, promulgated or entered any law, order, injunction or decree that is in effect and restrains, enjoins or otherwise prohibits consummation of the Merger; and

            (b) other than filing a Certificate of Merger with the Secretary of State of the State of Delaware, all required authorizations, consents or approvals of governmental entities shall have been obtained or made free of any material condition.

                                  ARTICLE V

                          AMENDMENT AND TERMINATION

      5.01. Amendment. To the fullest extent permitted by Delaware law, this Agreement may be amended by mutual consent of the parties hereto at any time prior to the Effective Time, notwithstanding any approval of this Agreement by the Unitholders or stockholders of either of the Constituent Entities.

      5.02 Termination. To the fullest extent permitted by Delaware law, this Agreement may be terminated, and the Merger herein provided for may be abandoned, by mutual consent of the parties hereto at any time prior to the Effective Time, notwithstanding any approval of this Agreement by the Unitholders or stockholders of the Constituent Entities. Each of the parties hereto specifically reserves the right to terminate this Agreement and abandon the Merger at any time prior to the Effective Time.

      IN WITNESS WHEREOF, this Agreement, having first been duly approved by the boards of directors of HenleyCo, BCLP GP, in its capacity as stockholder of HenleyCo and as general partner of Henley, and the general partner of Castle Creek, is hereby executed on behalf of each the parties hereto by a duly authorized officer thereof, this 3rd day of April, 2003.


                              HENLEY LIMITED PARTNERSHIP

                                    By:  BCLP GP, Inc., its general partner

                                    By:  /s/ Richard G. Pond
                                    ---------------------------------------
                                    Name:    Richard G. Pond
                                    ---------------------------------------
                                    Office:  Executive Vice President,
                                             Chief Operating Officer, Chief
                                             Financial Officer, and
                                             Secretary
                                    ---------------------------------------


                              HENLEYCO, INC.

                                    By:  BCLP GP, Inc., its general partner

                                    By:  /s/ Richard G. Pond
                                    ---------------------------------------
                                    Name:    Richard G. Pond
                                    ---------------------------------------
                                    Office:  Executive Vice President,
                                             Chief Operating Officer, Chief
                                             Financial Officer, and
                                             Secretary
                                    ---------------------------------------


                              CASTLE CREEK PARTNERS, L.P.

                                    By:  BCLP GP, Inc., its general partner

                                    By:  /s/ Richard G. Pond
                                    ---------------------------------------
                                    Name:    Richard G. Pond
                                    ---------------------------------------
                                    Office:  Executive Vice President,
                                             Chief Operating Officer, Chief
                                             Financial Officer, and
                                             Secretary
                                    ---------------------------------------


                              BCLP GP, INC.

                                    By:  BCLP GP, Inc., its general partner

                                    By:  /s/ Richard G. Pond
                                    ---------------------------------------
                                    Name:    Richard G. Pond
                                    ---------------------------------------
                                    Office:  Executive Vice President,
                                             Chief Operating Officer, Chief
                                             Financial Officer, and
                                             Secretary
                                    ---------------------------------------

                          CERTIFICATE OF MERGER OF

                               HENLEYCO, INC.

                          (a Delaware corporation)

                                WITH AND INTO

                         HENLEY LIMITED PARTNERSHIP
                      (a Delaware limited partnership)

      (Pursuant to Section 263 of the Delaware General Corporation Law and Section 17-211 of the Delaware Revised Uniform Limited Partnership Act)

      The undersigned hereby certifies that:

      FIRST:   The name and state of domicile of each of the constituent
entities participating in the merger herein certified are as follows:

            Name                                State of Domicile
            ----                                -----------------
            Henley Limited Partnership              Delaware

            HenleyCo, Inc.                          Delaware

      SECOND: An Agreement and Plan of Merger (the "Merger Agreement") has been approved, adopted, certified, executed and acknowledged by the constituent entities in accordance with Section 263(c) of the Delaware General Corporation Law and Section 17-211(b) of the Delaware Revised Uniform Limited Partnership Act.

      THIRD:   The name of the surviving limited partnership is Henley
Limited Partnership.

      FOURTH:  The merger is to become effective at      on      , 2003.
                                                   ------  ------

      FIFTH:   The Merger Agreement is on file at 140 Wood Road, Suite 410,
Braintree, Massachusetts 02184, a place of business of the surviving limited partnership.

      SIXTH:   A copy of the Merger Agreement will be furnished by the
surviving limited partnership on request, without cost, to any partner of the constituent limited partnership or any stockholder of the constituent corporation.

IN WITNESS WHEREOF, Henley Limited Partnership has caused this certificate of merger, pursuant to Section 263 of the Delaware General Corporation Law and Section 17-211 of the Delaware Revised Uniform Limited Partnership Act,
to be signed by its general partner as of            , 2003.
                                         ------------


                              HENLEY LIMITED PARTNERSHIP
                                    By:  BCLP GP, Inc., its general partner

                                    By:
                                       ------------------------------------
                                    Name:
                                         ----------------------------------
                                    Title:
                                          ---------------------------------


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